UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRANSOCEAN LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On April 25, 2013, Transocean Ltd. (the "Company") issued a press release announcing the launch of a Twitter handle for shareholder interaction as well as the publication of video messages by Directors J. Michael Talbert; Martin McNamara; and Steven Newman; and by Executive Vice President and Chief Financial Officer, Esa Ikäheimonen, on the website: www.transoceanvalue.com.

A copy of the press release, transcripts of the video messages and other updated website content is attached hereto and replaces www.transoceanvalue.com website content filed by Transocean Ltd. on April 18, 2013.

Analyst Contacts:    Thad Vayda                News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:    Guy A. Cantwell            FOR RELEASE: April 25, 2013
+1 713-232-7647

TRANSOCEAN LTD. MANANGEMENT AND BOARD OF DIRECTORS SHARE THEIR PERSPECTIVES ON THE RIGHT PATH FORWARD TO MAXIMIZE SHAREHOLDER VALUE
Company Launches Twitter Handle to Foster Shareholder Interaction

ZUG, SWITZERLAND--Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today released videos from Chairman of the Board of Directors, J. Michael Talbert; Director and Corporate Governance Chair, Martin McNamara; President and Chief Executive Officer, Steven Newman; and Executive Vice President and Chief Financial Officer, Esa Ikäheimonen, on its recently launched website www.transoceanvalue.com. Transocean and its Board of Directors remain committed to ensuring consistent and transparent communication with its shareholders. Aligned with that effort, the company also launched a Twitter handle @TransoceanValue.

Within the videos, Transocean's leadership shares the company's key positions and recommendations outlined in the proxy statement for the May 17, 2013 Annual General Meeting (“AGM”). These include:

•
The Board has proposed a dividend of $2.24 per share - or approximately $800 million in the aggregate - which supports the company's balanced capital allocation strategy and represents one of the industry's largest payout ratios and implied yields. The Board is confident that its proposed dividend will maximize long-term value creation and, importantly, in its view, establishes a basis that is sustainable and supports future dividend increases as business conditions warrant.

•
The company has put forth five highly qualified and diverse Director nominees - Frederico F. Curado, Thomas W. Cason, Steven L. Newman, Robert M. Sprague and J. Michael Talbert - with very deep industry experience and unique viewpoints. The election of Mr. Curado would represent the seventh new director in the last two years, aligning with the company's efforts to regularly infuse fresh perspectives into an extraordinarily experienced and knowledgeable Board.

•
The company has made significant and tangible progress toward its goals to improve its operational and financial performance, including improved revenue efficiency, utilization and cash flow from operations.

The company encourages shareholders to watch these compelling video perspectives from Transocean's leadership as they discuss their commitment to delivering long-term value to shareholders.

About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 83 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters and 10 High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and two High-Specification Jackups under construction.

For more information about Transocean, please visit the website www.deepwater.com.

Forward-Looking Statements

 Statements included in this news release and referenced video messages and Twitter statements, including, but not limited to, those regarding the proposed dividend, the company's capital allocation strategy, value-creating objectives and sustainability of potential future distributions, that are not historical facts, are forward-looking statements that involve certain assumptions and uncertainties. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, Transocean's results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in "Risk Factors" in the company's most recently filed Annual Report on Form 10-K, and elsewhere in Transocean's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those expressed or implied by such forward-looking statements. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

This press release or referenced documents does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean Ltd. and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean Ltd.

TRANSOCEANVALUE.COM

HOMEPAGE

Transocean's Board of Directors is focused on driving long-term value through the execution of the company's disciplined capital allocation strategy. The Board's plan includes maintaining a strong, flexible balance sheet, characterized by an investment grade rating on our debt; disciplined, high-return investment in the business; and the distribution of excess cash to shareholders.

ABOUT

Transocean's Board of Directors is committed to acting in the best interests of the company and its stakeholders to drive long-term shareholder value. With the support of the Board, the company will continue to focus on executing its business strategy and key initiatives, including improving revenue efficiency, improving project management, enhancing the fleet, deepening customer relationships and reducing operational costs.

Transocean's approach to corporate governance is to regularly infuse fresh perspective into an experienced and knowledgeable Board. In this regard, six of the 13 directors have been added to the Board in the last two years. Furthermore, the company believes that the addition of Frederico F. Curado will benefit the Board's decision-making process as a result of his significant senior management experience at a global aerospace corporation, including his experience with Brazilian business and governmental sectors - an important region of operations for the company.

CONTACT

Please contact us with any questions you might have.

A HISTORY OF VALUE AND SUCCESS

Our track record of success over the past decade in generating shareholder value by returning excess cash to shareholders speaks for itself. Since 2000, and including its currently proposed dividend and cash distributed in connection with the 2007 merger with GlobalSantaFe Corporation, Transocean will have returned approximately than $21 billion in cash to shareholders in the form of distributions and share repurchases, including a $5 billion distribution to GlobalSantaFe shareholders.

A HISTORY OF VALUE AND SUCCESS: Consistent Capital Allocation

Transocean has a well-established capital allocation strategy which is focused on driving long-term shareholder value while appropriately managing the risks in our business. Priorities for capital deployment are, and have been, maintaining a sound balance sheet characterized by an investment grade rating on our debt; profitably reinvesting in the business by increasing our exposure to high specification assets; and returning excess cash to our shareholders.

Transocean's management and the Board are constantly assessing the company's strategy and are willing to contemplate additional ways of creating value for shareholders. This is evidenced by the recently proposed $2.24 per share dividend, accelerated debt repayment plan and announcement that the company will continue its evaluation of alternative corporate and financing structures. The Board does not intend to take steps that will threaten the company's operating flexibility and sound balance sheet, reflected by an investment grade credit rating.

*$15 billion GlobalSantaFe merger distribution includes $5 billion distribution to GlobalSantaFe shareholders

“We view the introduction of '14 downtime as a stark reminder of variability in offshore FCF as the industry manages through unpaid downtime. In recognition of this, we would expect RIG to advocate pursuing its balance sheet improvement strategy, rather than locking-in a ~$1.4bn dividend cash outlay in FY13.”
- Justin Sander, RBC Capital Markets

“We expect investors will look to RIG's move toward a dividend strategy as a positive for the company and the industry.”
- Darren Gacicia, Guggenheim

“At some point the offshore drilling market will enter into a cyclical downturn. A higher dividend than what is being proposed could put Transocean on the defensive and impact their ability to buy rigs and win business from weaker competitors. The question is whether the company will be the hunter or the hunted.”
- Stuart Miller, Moody's

A HISTORY OF VALUE AND SUCCESS: Optimizing the Fleet
With the guidance of the Board, Transocean has made meaningful progress towards its objective of optimizing its fleet by increasing its exposure to high specification drilling assets. This includes divesting 38 shallow water drilling rigs in the fourth quarter of 2012 and completing numerous single-asset sales of non-core floaters and jackups over the past several years. As a result of executing on this strategy, in 2011 and 2012 Transocean received net sales proceeds of over $440 million and $947 million, respectively.
In late 2012, Transocean announced it would build four industry-leading, state-of-the-art, high specification, ultra-deepwater drillships for Shell. These fully-contracted assets represent 40-rig years of work and an unprecedented $7.6 billion of long-dated backlog for the company and, together with the remaining two newbuild high-specification jackups to be delivered in 2013, reflect the company's objective to achieve profitable growth and enhance its leadership position in high specification floaters and jackups.

“Even if Icahn is successful in extracting a $4/sh dividend from RIG (an upside risk), we believe this would leave RIG significantly disadvantaged in terms of its ability to re-capitalize its fleet and/or participate in M&A.”
- Mike Urban, Deutsche Bank

“It is alright if a stakeholder demands a dividend payout but $4 per share is stretching it too far. The company should instead be investing that money to build additional rigs and for further expansion.”
- Philip Weiss, Argus Research

A HISTORY OF VALUE AND SUCCESS: Improving Performance

In addition to maintaining a disciplined capital allocation philosophy and executing our asset optimization strategy, with the support and involvement of the Board, we have been successful in improving key financial and operating metrics. For the full-year 2012, Transocean's revenue increased nearly 15%, adjusted earnings per share increased more than 160%*, and cash flow from operating activities increased approximately 50%. Other positive trends include:

Improving Revenue Efficiency

Revenue efficiency has remained a top priority for Transocean. It has shown signs of strong improvement in 2012, up about six percentage points since the third quarter of 2011 to 94.7% at year-end 2012. Revenue efficiency for our ultra-deepwater rigs reached 95.9% and 95.5% in the third and fourth quarters, respectively. Continued progress is expected to be gradual and non-linear.

Improving Utilization
In 2012, our fleet utilization increased and the number of out of service days decreased as a result of a more rigorous approach to project work scope development, closer cooperation with our vendors to improve capacity planning, quality control, and more timely equipment delivery, and the implementation of a unit exchange program.  We will continue to refine our project planning and execution to achieve the most efficient and cost effective process possible. Reflecting this focus on projects and out-of-service time, utilization of our fleet increased to 78% in 2012 from 69% in 2011.

Deep Customer Relationships
The confidence and trust that our customers place in Transocean is reflected in the company's growing backlog, including the $7.6B backlog increase as a result of the 10-year contracts signed for four state-of-the-art, ultra-deepwater newbuilds. Through the exceptional efforts of our marketing team, in 2012 we added $16.8 billion in new contracts and reported the first increase in backlog since 2008. At February 14, 2013, contract backlog was approximately $28.8 billion. Transocean is committed to growing its backlog of contracting drilling work to ensure further profitability and drilling opportunities.

Focus on Cost Reduction
Maintaining a strict cost discipline is critical to our ability to compete and generate shareholder value.  We are committed to reducing our cost structure and will identify ways to pursue this without compromising the integrity and safety of our operations.  The recent divestiture of our shallow water rig fleet serves as a catalyst for this cost reduction initiative with the objective of generating meaningful, sustainable savings.

*NOTE: Adjusted earnings per share was $3.96 per share and $1.52 per share for 2012 and 2011, respectively.

OUR STORY

Transocean's management and its Board are focused on driving long-term value through the execution of the company's disciplined and balanced capital allocation strategy, while appropriately managing the risks in the business. Transocean's Board is committed to acting in the best interests of all shareholders, and firmly believes its strategies will better position the company to maximize long-term value and generate superior returns.

The company is confident that its current Board of Directors is comprised of professionals with the essential financial, operational, managerial, and corporate governance expertise necessary to continue to successfully oversee the execution of the company's operating and capital allocation strategies. The Board does not intend to take steps that will threaten the company's long-term performance, operating flexibility and investment grade credit rating.

OUR STORY: Our Capital Allocation Policy

In the context of a cyclical and capital-intensive industry, the Board is focused on creating value through the execution of the company's disciplined and balanced capital allocation strategy. The Board believes that this prudent, balanced approach to capital allocation will maximize long-term value creation by providing an immediate and direct return to shareholders; enhancing the resilience of the company's balance sheet; and enabling us to continue to execute a disciplined strategy of making high-return investments in our offshore drilling fleet to ensure the long-term competitiveness of the business.

As a result of this strategy, Transocean has improved its balance sheet and maintained its investment grade rating throughout a challenging period following the April 2010 Macondo incident. The company has also strengthened its industry-leading position in high spec floaters through the construction of four industry-leading, state-of-the-art, high specification, ultra-deepwater drillships for Shell. These fully-contracted assets represent 40-rig years of work and an unprecedented $7.6 billion of long-dated backlog for the company. Together with the remaining two newbuild high-specification jackups to be delivered in 2013, these drillships reflect the company's objective to enhance its leadership position in high-specification assets. Furthermore, the distribution of excess cash to shareholders, in the form of dividends and share repurchases, is a key component of our capital allocation strategy and we will continue to deploy excess capital in ways that generate the best return for shareholders.

Specifically, the Board remains confident that its proposed $2.24 per share dividend, or approximately $800 million in the aggregate, will maximize long-term value creation and, importantly, establishes a base that is sustainable and supports future increases as business conditions warrant. Further, the company's proposed dividend resulted from the careful consideration of numerous factors relevant to the company's business, including operating in a cyclical and capital-intensive industry as well as the remaining uncertainties related to the Macondo well incident, the Frade field incident in Brazil, and the ongoing tax litigation in Norway.

Mr. Icahn's assertion that Transocean “should target a permanent dividend that approaches a minimum of 85% of net income” is misguided in that it does not recognize the asset-intensive and cyclical nature of the offshore drilling industry. While Transocean's $2.24 per share dividend proposal would represent one of the industry's highest payout ratios and dividend yields, Mr. Icahn's dividend proposal significantly deviates from a responsible level - as evidenced by the lower payout ratios throughout the industry - and is not consistent with the company's goal of maintaining a strong balance sheet, represented by an investment grade credit rating, while continuing to pay down debt.

“The $4-per-share proposal may limit the company's efforts to enter into strategic transactions to improve its fleet.”

- James West, Barclays Plc

“If the company were to accede to Icahn's demand, it would saddle Transocean with increased interest expense, limit access to capital and might require it to sell assets to meet its liquidity targets. Icahn is looking for a relatively quick payday and not looking at the long-term health of the company. It troubles me that he specifically calls out the debt reduction plan in his response. The real risk with being downgraded is that if the sector turns, it is much more difficult to raise capital if you are a high-yield company with a constrained balance sheet.”
- Harry Mateer, Barclays Credit Research

OUR STORY: Our Board of Directors

Transocean's Board is comprised of 13 highly-qualified directors with diverse perspectives on the industry. They are all proven business leaders with a broad and deep range of leadership experience in, variously, oilfield and offshore drilling services, finance, manufacturing, law, health, safety and environment, or other areas crucial to the company's business.
Transocean's approach to corporate governance is to regularly infuse fresh perspective into an experienced and knowledgeable Board.  In this regard, six of the 13 directors have been added to the Board in the last two years. Furthermore, the company believes that the addition of Frederico F. Curado will benefit the Board's decision-making process as a result of his significant senior management experience at a global aerospace corporation, including his experience with Brazilian business and governmental sectors - an important region of operations for the company.

“RIG has transformed itself materially over the last 12-18 months, divesting non-strategic assets, focusing on ultra-deepwater markets, improving its operational efficiency, and now announcing dividend payments. We think these efforts have paid off - importantly operational efficiency improved from 89.6% at the beginning of 2012 to 94.7% by year-end.”
- David Phillips, HSBC

“Little changed 2013 cost guidance provides us more comfort, management's grasp around the core operations is improving (and some upside from lower costs may exist)… Added certainty, financial flexibility and building operational consistency have yet to be fully reflected, in our view. Net, net the turnaround story is well underway with plenty left to achieve.”
- Alan Laws, BMO Capital Markets

“RIG reported a third consecutive quarter of solid operating performance. Along with improved fleet quality via assets sales and newbuilds and the DOJ settlement removing a major overhang, RIG continues to make strides in remedying some of the challenges of the prior two years.”
- John Keller, Stephens

OUR STORY: Our Corporate Structure

In the interest of driving long-term value, Transocean continuously evaluates alternative corporate and financing structures with the goal of optimizing its cost of capital. The company has a proven track record of executing value-enhancing structures, including its re-domestication to Switzerland, the largest-ever convertible debenture, and a secured revolver and asset-backed financing. The company will continue to consider alternative corporate and financing options, including Master Limited Partnerships (MLP) or MLP-like structures. Transocean's operating strategy, the impact of the industry cycle over time and capital structure are important considerations in assessing the relative applicability and attractiveness of potential financing alternatives. Additional considerations include the mobile nature of the company's assets, Transocean's multi-layered and sophisticated tax structure, the potential for conflicts of interest, and other issues. Transocean's management and the Board include individuals with substantial expertise in devising and implementing appropriate corporate and financing structures.

“While we believe that Transocean, like most other offshore drillers, will evaluate this structure, we don't believe that there is high likelihood of adoption in 2013. Transocean's rig fleet and capital needs are different, and it is unclear how Transocean would fare through a complete drilling cycle in an MLP structure”
- Waqar Syed, Goldman Sachs

“An MLP structure [provides] a quick boost to shares of the parent company in the beginning, [but it is] ultimately a cop out because the structure may take away some of the best assets from the larger company.”
- Laurence Balter, Oracle Investment Research

VISION FOR THE FUTURE

Transocean's management team and Board of Directors are fully committed to acting in the best interests of the company and all its stakeholders to create value. This includes pursuing a capital allocation strategy based on maintaining a strong, flexible balance sheet, characterized by an investment grade rating on our debt; disciplined, high-return investment in the business; and a sustainable return of capital with the goal of future increases in distributions as business conditions warrant.

VISION FOR THE FUTURE: Returning Capital to Shareholders

In the interest of all of its stakeholders, the Board will remain focused on driving value through the execution of the company's long-standing, disciplined capital allocation strategy. Importantly, the Board is confident that, in the context of a cyclical and capital-intensive industry and remaining uncertainties, the proposed dividend of $2.24 per share, or approximately $800 million in the aggregate, appropriately returns a sustainable level of cash to shareholders - with the goal of future increases in distributions as business conditions warrant. Adherence to this strategy is critical to the long-term success of the company.

Additionally, as part of its prudent, balanced capital allocation strategy, to facilitate continued progress towards achieving its articulated gross debt target of $7 billion to $9 billion, Transocean intends to accelerate repayment of its debt with the objective of retiring approximately $1 billion of debt in excess of existing repayment obligations by the end of 2014.

VISION FOR THE FUTURE: Funding the Future

Our capital allocation philosophy, including the proposed dividend, provides the company the financial flexibility necessary to continue to grow the business and bolsters our leading position in high-spec ultra-deepwater and high-spec harsh environment market segments as well as a competitive position in the high-spec jackup market.

Continuing to invest in our fleet is critical to enhancing our long-term competitive position, and given the attractive opportunities available for newbuild rigs today, it is important that Transocean maintain financial flexibility to invest in the fleet opportunistically. Our recent newbuild contracts with Shell reflect our ability to build high-spec capacity. The newbuilds are also designed with the flexibility to accommodate future technical capabilities they become available. These fully contracted assets will add 40-rig years of work and an unprecedented $7.6 billion of long-dated backlog for the company, and reflect our objective to achieve profitable growth. These rigs are expected to return approximately 140% simple payback over the initial contract period and generate returns well in excess of our cost of capital over the 35 year life of the assets.

Mr. Icahn has also suggested that the company's investment in its fleet is an inappropriate allocation of capital.  This suggestion highlights Mr. Icahn's destructive short-term objectives.   The profitable addition of new, state-of-the-art drilling rigs is essential for the long-term competitiveness of the company and represents its primary source of growth and future operating income.  Discontinuing disciplined investment in high-return assets would compromise the company's long-term viability.

Transocean is poised to succeed in the years ahead. We have an excellent foundation for growth, as evidenced by almost $30 billion in contract backlog, and a focused strategy for delivering value to our shareholders through our well-articulated policy for deploying capital.  This policy includes maintaining a strong balance sheet characterized by an investment grade rating; identifying opportunities that meet our disciplined criteria for reinvesting profitably in our business; and our priority of returning excess cash to our shareholders.  This will enable us to execute our operating strategy in pursuit of financial excellence.

VISION FOR THE FUTURE: Board Commitment to Generating Value

Transocean's Board of Directors is committed to acting in the best interests of the company and its stakeholders to drive long-term value. The Board will continue to focus on the company's execution of its business strategy and key initiatives, including improving revenue efficiency and project management while reducing operating costs, enhancing the fleet and deepening customer relationships.

The offshore drilling industry is dynamic and continually presents challenges and opportunities. Reflecting the ever-changing nature of our business and the unique circumstances in which the company operates, we spend considerable time evaluating the composition of the Board to ensure we have a panel of Directors with the experience, skills and capabilities necessary to represent the best interest of our shareholders; i.e., to create value. In this regard, Transocean's approach to corporate governance is to regularly infuse fresh perspectives into an already extraordinarily experienced and knowledgeable Board. Indeed, six of the company's 13 directors have been added to the Board within the last two years. Transocean's Board of Directors is comprised of professionals with the expertise necessary to continue to guide the execution of the company's successful operating and capital allocation strategies.

OUR CANDIDATES

Transocean's Board of Directors and management team are fully committed to acting in the best interests of the company and all its stakeholders to create value. This includes pursuing a capital allocation strategy based on maintaining a strong, flexible balance sheet, which includes an investment grade rating on our debt; disciplined, high-return investment in the business; and a sustainable return of capital with the goal of future increases in distributions as business conditions warrant.

The Board is comprised of professionals with the essential financial, operational, managerial, and corporate governance expertise necessary to continue to successfully oversee the execution of the company's operating and capital allocation strategies. Transocean's Board includes 13 highly-qualified directors with diverse perspectives on the industry that are proven business leaders with a broad and deep range of leadership experience in, variously, oilfield and offshore drilling services, finance, manufacturing, law, health, safety and environment, or other areas crucial to the company's business. The Board of Directors recommends that the company's shareholders approve the following nominees for election to the Board at the company's May 17th Annual General Meeting:

OUR CANDIDATES: Frederico F. Curado

President and CEO
Embraer

Frederico F. Curado has served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) since 2008. Mr. Curado joined Embraer in 1984 and has served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1997 to 1998. Mr. Curado is also the President of the Brazilian Chapter of the Brazil-United States Business Counsel and a member of Brazil's National Council for Industrial Development. Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnólogico de Aeronáutica in Brazil, a post-graduate degree in foreign trade from the Getúlio Vargas Foundation, Brazil and an executive Masters in Business Administration from the University of São Paulo, Brazil. The Board of Directors believes Mr. Curado's significant senior management experience in operating an international corporation, including experience with Brazilian business and governmental sectors will benefit the Board's decision-making process.

OUR CANDIDATES: J. Michael Talbert

Chairman of the Board
Transocean Ltd.

J. Michael Talbert has served as a director of the Company since 1994. He has served as the non-executive Chairman of the Board since 2011 and previously served as non-executive Vice Chairman of the Board from 2010 to 2011, non-executive Chairman of the Board from 2004 to 2007 and executive Chairman of the Board from 2002 to 2004. Mr. Talbert also served as Chief Executive Officer from 1994 until 2002, Chairman of the Board of Directors from 1994 until 1999, and as President from 1999 until 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Ensearch Corporation. He was a director of El Paso Corporation from 2003 to 2012, when that company was acquired by Kinder Morgan, Inc. Within the past ten years, Mr. Talbert was also a director and the chairman of TODCO. Mr. Talbert received his Bachelor of Science degree in chemical engineering in 1970 from the University of Akron and his MBA in 1975 from Loyola of the South.

Mr. Talbert holds an engineering degree and an MBA and has extensive executive experience in the energy sector including serving as a senior executive in exploration and production and as the former CEO of Transocean. As a result, he brings a valuable perspective to the Board based upon his in-depth knowledge of the Company and understanding of the business. His knowledge from the customer perspective and his knowledge of the culture of the Company are helpful in analyzing the future direction of the Company. Mr. Talbert also has relevant experience in merger and acquisition activity, including negotiating transactions as well as the integration of combined companies and boards.

OUR CANDIDATES: Robert M. Sprague

Former Regional Business Director
Royal Dutch/Shell

Mr. Robert M. Sprague has served as a director of the Company since 2004. Mr. Sprague is the retired Regional Business Director of Shell EP International BV, a position in which he served from 1997 until 2003. Mr. Sprague served as Director of Strategy & Business Services for Shell EP International BV from 1996 until 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from 1994 to 1995. Mr. Sprague joined the Royal Dutch/Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from 2000 to 2003. Mr. Sprague received his Bachelor of Science degree in 1966 and his Masters in Electrical Engineering degree in 1967 from Cornell University.

Mr. Sprague is an engineer by education and spent many years serving in senior management in the energy business with one of the Company's customers and thus brings a helpful perspective to the Board. In addition, most of his professional career was spent serving in the oil and gas industry outside the United States, thus bringing an important international perspective to the Board.

OUR CANDIDATES: Steven L. Newman

President and Chief Executive Officer
Transocean Ltd.

Steven L. Newman is President and Chief Executive Officer, and a member of the Board of the Company since 2010. Before being named as Chief Executive Officer in March 2010, Mr. Newman served as President and Chief Operating Officer from 2008 to 2009 and subsequently as President. Mr. Newman's prior senior management roles included Executive Vice President, Performance (2007 to 2008), Executive Vice President and Chief Operating Officer (2006 to 2007), Senior Vice President of Human Resources and Information Process Solutions (2006 to 2006), Senior Vice President of Human Resources, Information Process Solutions and Treasury (2005 to 2006), and Vice President of Performance and Technology (2003 to 2005). He also has served as Regional Manager for the Asia and Australia Region and in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing Manager and Region Operations Manager. Mr. Newman joined the Company in 1994 in the Corporate Planning Department. Mr. Newman received his Bachelor of Science degree in Petroleum Engineering in 1989 from the Colorado School of Mines and his MBA in 1992 from the Harvard University Graduate School of Business. Mr. Newman is also a member of the Society of Petroleum Engineers.

The Board of Directors believes that it is important for the Company's Chief Executive Officer to serve on the Board. The Chief Executive Officer provides a link between the Board and senior management, and the Board believes that this perspective is important in making decisions for the Company. In addition, Mr. Newman brings an industry and competitive context perspective to the Board which assists the Board in making strategic decisions.

OUR CANDIDATES: Thomas W. Cason

Former Senior Vice President and Chief Financial Officer
Baker Hughes Incorporated

Thomas W. Cason has served as a director of the Company since 2007. He served as a director of GlobalSantaFe Corporation from 2001 until 2007 and of Global Marine, Inc. from 1995 to 2001. Mr. Cason owned and managed five agricultural equipment dealerships until his retirement in 2006. He served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995 and was a partner in Hiller Key Tronic Partners, L.P. Mr. Cason previously held various financial and operating positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. Mr. Cason started his career as a public accountant with Arthur Young & Company. Mr. Cason served as a member of the Board of Directors of Mirant Corporation from 2006 until December 2010 and was chairman of its Audit Committee from 2006 until 2009. Mr. Cason received his Bachelor of Science degree in Accounting in 1970 from Louisiana State University.

Mr. Cason is an accountant with extensive professional experience in the financial services area of the oilfield services industry. Mr. Cason formerly served as chairman of the Audit Committee for GlobalSantaFe Corporation and has also previously served as chairman of the Audit Committee for the Company and remains a committee member. This overlap in experience, combined with his education, professional experience and institutional knowledge of a legacy company are assets to the Board's decision making process.

MEETING DETAILS

The 2013 annual general meeting of Transocean Ltd. will be held on Friday, May 17, 2013 at 5:00 p.m., Swiss time, at the Theater Casino Zug, Artherstrasse 2-4, CH-6300 Zug, Switzerland.

A copy of the proxy materials, including a WHITE proxy and admission card, has been sent to you if you are registered in Transocean Ltd.'s share register as of March 20, 2013. If your shares were purchased after March 20, 2013, and you are registered in Transocean Ltd.'s share register on April 30, 2013, you will receive a copy of the proxy materials after April 30, 2013.

If you vote your shares, but then dispose of them prior to the April 30 voting record date, your vote will not be counted. You do not need to take any further action under such circumstances. Accordingly, we urge you to vote your shares as soon as possible, even if you do subsequently decide to dispose of them.

If you are registered in Transocean Ltd.'s share register as of April 30, 2013 (the Record Date), you have the right to attend the annual general meeting and vote your shares, or you may grant a proxy to vote on each of the proposals in the proxy statement.

At the annual general meeting, we will ask you to: (1) approve our 2012 Annual Report; (2) approve the appropriation of available earnings for fiscal year 2012; (3) approve our distribution of a USD 2.24 per share dividend out of qualifying additional paid-in capital to shareholders; (4) approve our proposed authorized share capital; (5) elect our new director candidate and reelect four directors; (6) approve the appointment of Ernst & Young LLP as our independent registered public accounting firm and the reelection of Ernst & Young Ltd. as our auditor pursuant to the Swiss Code of Obligations, each for the fiscal year 2013; and (7) consider an advisory vote to approve the compensation of our named executive officers.

Your Board of Directors is recommending a highly qualified, experienced and diverse slate of director nominees for election to the Board of Directors at the annual general meeting. Additionally, your Board of Directors is recommending a dividend payment to shareholders of USD 2.24 per outstanding share of the company out of qualifying additional paid-in capital that will return cash to shareholders while continuing to position the company to enhance long-term value and to make disciplined, high-return investments in the business through value-enhancing opportunities.

The manner in which your shares may be voted depends on how your Transocean Ltd. common shares are held. Many of our shareholders hold their shares in more than one account and may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that all of your shares are represented at the annual general meeting, we recommend that you vote every WHITE proxy card you receive.

Any proxy card must be received by us no later than 8:00 a.m. Eastern Daylight Time (EDT), 2:00 p.m. Swiss time, on May 17, 2013. Votes indicated in proxy cards received after such date and time will not be voted at the 2013 annual general meeting.

Any proxy card must include: full name and address of, and number of shares held by, the holder of record signing the proxy card as it appears in Transocean Ltd.'s share register. Proxy cards that do not include such information will be considered invalid.
Voting Details

If you have any questions or need assistance in voting, please contact our proxy solicitor, Innisfree M&A Incorporated, at:

•	1-877-456-3507 (toll-free from the US and Canada)

•	+1 412-232-3651 (from other countries).
Shareholders in Europe may also call Lake Isle M&A Incorporated, Innisfree's UK subsidiary, free-phone at 00-800-7710-9970, or direct at +44-20-7710-9960.

Whether or not you plan to attend the Transocean annual general meeting, please take a few minutes of time to submit your proxy now using the WHITE proxy card or voting instruction form, to ensure that your shares are represented.

YOUR VOTE IS IMPORTANT-NO MATTER HOW MANY OR HOW FEW SHARES YOU MAY OWN.

PLEASE RETURN YOUR WHITE PROXY CARD TODAY!

NEWS AND RESOURCES

•	ISS Presentation - April 24, 2013

•	Transocean Proxy Presentation, April 19, 2013

•	Transocean Ltd. Releases Investor Presentation and Launches Transoceanvalue.com, Highlighting Strategy to Maximize Shareholder Value

•	2012 Annual Report

•	Transocean Ltd. Proxy Statement

•	Howard Weil Annual Energy Conference: Transocean Ltd.

•	Transocean: yes Icahn
Financial Times - Lex
18 March 2013
8:11 PM
Oil driller's shareholders can thank the activist for a cash return that is hard to justify

The oil driller Transocean is poised to initiate a dividend that makes Carl Icahn, its largest shareholder with a 6 per cent stake, a winner. It is not, however, quite the gusher he had hoped. Transocean, known for operating the BP rig that exploded in 2010, leading to the largest offshore oil spill in history, rejected Mr Icahn's call for a $4-a-share annual dividend. But it has countered with a proposal of $2.24, or $800m in total.

Yet it is hard to justify any fixed cash return to Transocean shareholders. The company has stated that capital expenditures in 2013 will be $3bn, compared with $1.3bn in 2012. Wall Street has thus estimated 2013 free cash flow to be essentially nil. A dividend may require the company to tap its cash balance of $5bn.

However, Transocean also carries $11bn in debt. The credit rating agencies have ranked it just above the cut-off for junk status, and expressed misgivings about reallocating cash away from debt reduction and fleet upgrades. Maintaining high-grade borrowing status isn't just about vanity and lower interest costs. It is also about maintaining credibility with customers and other counterparties.

If returning cash is a must, a buyback would be a better way to do it - allowing Transocean to reward shareholders opportunistically, when both cash flow is plentiful and market conditions indicate their equity is undervalued (though history shows that companies tend to time buybacks poorly).

However, the likelihood of abandoning the dividend is low. According to Swiss law, which governs Transocean, shareholders will vote on the amount. The shares are still down a third from the pre-disaster level, and it is natural that downtrodden shareholders should demand cash in hand. They will get it, for better or worse. For that, they can thank Mr Icahn.

•	Transocean Board Urges Rejection of Icahn Plan
The Wall Street Journal
By Tom Fowler
17 March 2013
Directors of Transocean Ltd. RIG -0.37% are urging shareholders to reject a campaign by activist investor Carl C. Icahn to increase the offshore-oil-rig company's dividend and name three new members to the board.

In a statement Sunday, Transocean's board described Mr. Icahn's demand that the company raise its annual dividend to $4 a share as shortsighted, saying it did not take into account the cyclical nature of the offshore-drilling business or its capital-intensive demands.

The board also criticized the new board members proposed by Mr. Icahn, who owns roughly 5.6% of Transocean's shares, saying the nominees lack the requisite energy-industry experience and were put forth because they are longtime employees or associates of the investor.

“The board believes Mr. Icahn is pursuing a highly flawed agenda focused exclusively on potentially generating temporary returns at the expense of the company's ability to operate successfully and create sustainable value over the long term,” the board said in a statement.

Mr. Icahn made the demands for change in an open letter to shareholders and filings with the company earlier this month. Shareholders would vote on the proposals during the company's annual meeting, which is set for May 17.

Earlier this month, Transocean said it would reinstate its dividend at $2.24 a share after withdrawing it a year ago in the face of threats to its credit rating. The company also said it would repay about $1 billion in debt.

Mr. Icahn previously called the renewed dividend offer “meager” and said the company was making questionable financial choices by paying down low-interest debt and investing in projects with relatively low returns.

•	Transocean Says Board Opposes Icahn Dividend, Director Proposals
Bloomberg News
By David Wethe
17 March 2013
8:14 PM ET
Transocean Ltd. (RIG), the offshore rig contractor criticized by billionaire investor Carl Icahn, said the board wants investors to vote against his dividend proposal and three director nominees.

“The board believes the dividend proposed by Mr. Icahn would adversely affect the company's ability to operate and compete effectively in a cyclical and capital-intensive industry,” Transocean said today in a statement. “The election of Mr. Icahn's candidates - who are hand-picked to pursue his potentially damaging short-term agenda - is not in the best interest of the company and all of its stakeholders.”

Icahn, the largest shareholder in the Vernier, Switzerland- based company, proposed March 7 that John Lipinski, Jose Maria Alapont and Samuel Merksamer be added to the board. He will also ask investors at the annual meeting on May 17 to vote in favor of a $4-a-share annual dividend, which he first proposed in January.

Transocean said March 4 that the board would recommend reinstating its dividend at $2.24 and boosting debt repayment. The company also has defended its 13 board members and called Icahn's plan “overly aggressive.”

Today's comments were the first recommendations from the board on Icahn's proposals. The board declined to make a recommendation to shareholders regarding Icahn's proposal to do away with staggered terms for directors.

•	Transocean set for battle with Icahn
Financial Times

By Ed Crooks in New York
17 March 2013
Transocean, the offshore drilling contractor, on Monday will formally reject a plan from activist investor Carl Icahn for the company to pay a higher dividend and appoint three new directors, setting the scene for a confrontation at the company's annual meeting in May.

In a proxy statement to shareholders, Transocean's board argues that a dividend payout at the level demanded by Mr Icahn would damage the company's ability to invest and compete against its international rivals. Transocean also criticised Mr Icahn's nominees for board positions, saying they were not “particularly strong” and were all “extremely connected” to Mr Icahn.

Mr Icahn took a 5.6 per cent stake in the company in January, part of a rising trend of investor activism in the energy industry that has included pressure on boards at Chesapeake Energy, Sandridge Energy and Hess.

He called for Transocean to pay a dividend of $4 per share, and has proposed a vote on the plan and nominated three directors for the company's annual meeting on May 17. Transocean in response proposed a dividend of $2.24 per share, to be paid over the coming year.

In its proxy statement for shareholders, the company's board argues that Mr Icahn's demand for a higher payout “provides clear evidence of his lack of understanding of the capital-intensive and highly cyclical nature of the offshore drilling industry”.

In particular, it argues it would be “imprudent” to pay out more cash to shareholders given the uncertainties the company faces, including damages over the 2010 Deepwater Horizon disaster and a civil action in Brazil over the leak from Chevron's Frade field in 2011. Transocean plans to raise its capital spending more than 100 per cent from $1.3bn last year to about $3bn this year, and also argues it is important to retain its investment-grade credit rating.

Moody's, the rating agency, recently reaffirmed Transocean's debt at Baa3, its lowest investment grade rating, but said it still had a negative outlook.

Responding to Mr Icahn, Transocean also said none of his three nominees for the board had experience of oil drilling.

Samuel Merksamer is a managing director of Icahn Capital; John Lipinksi is chief executive of CVR Energy, the refining and fertiliser company where Mr Icahn has a majority stake and is chairman, and José Maria Alapont is a former chief executive of Federal-Mogul, a manufacturer of parts for cars and industrial equipment, also controlled by Mr Icahn.

Transocean is on trial in New Orleans over civil liability for the Deepwater Horizon disaster, along with BP, Halliburton and other companies involved in the accident.

It has agreed a $1.4bn settlement with the US government over the actions against it, but still faces damages claims from state and local governments and private individuals and businesses.

The damages will not be decided until after the end of the trial.

•	Transocean Ltd. Board of Directors Concludes Carl Icahn's Proposed Dividend and Director Nominees Are Contrary to the Best Interests of Stakeholders

•	Icahn Proposes 3 for Transocean Board on 'Meager' Offer
Bloomberg
By David Wethe
March 07, 2013
Billionaire investor Carl Icahn proposed three new Transocean Ltd. board candidates and said he'd push for a higher dividend after the world's largest rig contractor offered what he termed a “meager” shareholder payout. The company called his plan “overly aggressive.”

Icahn, the largest shareholder (RIG) in the Vernier, Switzerland- based company, proposed John Lipinski, Jose Maria Alapont and Samuel Merksamer be added to the board. He also will ask investors at the annual meeting on May 17 to vote in favor of a $4-a-share annual dividend, which he first proposed in January, Icahn wrote in a letter to shareholders today.

Transocean said March 4 the board would recommend reinstating its dividend at $2.24 and boosting debt repayment. “A larger dividend would be overly aggressive and detrimental to the company's long-term performance,” Transocean (RIG) said in a statement today. The company also defended its 13 board members as having “essential” expertise.

Icahn's interest in Transocean follows his takeover of oil refiner CVR Energy Inc. (CVI) last year and pressure at Chesapeake Energy Corp. (CHK), which resulted in board changes and the resignation of the chief executive officer for the natural gas producer.

Lipinski, the CEO of CVR Energy, initially installed a poison pill to fend off Icahn's attempt to buy the company. Icahn took over as chairman of the Sugar Land, Texas-based company's board after the majority of holders sold him their shares. The company announced a $5.50 special dividend on Jan. 24, after putting its refineries into a separately traded master-limited partnership.

Different Strategies

There's little chance either Icahn or Transocean will change their views as the company's annual meeting approaches, said Scott Gruber, a New York-based analyst with Sanford C. Bernstein & Co. who rates the shares the equivalent of a buy and owns none.

“Investors have two different capital allocation strategies to decide upon,” he said in a phone interview today.

Transocean “has conducted ill-advised mergers, employed unsuccessful development strategies and squandered the substantial cash flow generated by the business,” Icahn wrote. “Shareholders must replace the directors who have been the architects of this failed strategy, including the chairman.”

Icahn also proposed the elimination of staggered terms on the board, so that all members can be voted on simultaneously, according to his letter. Alapont, one of the other nominees, is the former CEO of auto-parts maker Federal-Mogul Corp. (FDML), which is majority owned by Icahn. Merksamer is a managing director for Icahn Capital LP.

'Status Quo'

“The status quo needs to change to prevent continued squandering of shareholder capital,” Merksamer said in a phone interview. “Diverting billions of dollars to pay down debt is the wrong strategy. The company should find other ways to reduce debt instead of using operating cash flow.”

Chairman Michael Talbert, a former CEO of Transocean, has served on the board for 19 years.

Transocean said six of 12 independent directors on the board have been added in the past two years. The company faces uncertainties related to its role in the 2010 U.S. Gulf of Mexico oil spill, a Brazilian oil spill and tax litigation in Norway, it said in today's statement.

“The board does not intend to take steps that will threaten the company's long-term performance, operating flexibility and investment grade credit rating,” Transocean said. The owner of the Deepwater Horizon rig that exploded in the Gulf halted its dividend payment last year after paying shareholders $3.16 for 2011.

The $4-per-share proposal may limit the company's efforts to enter into strategic transactions to improve its fleet, said James West, a New York-based analyst at Barclays Plc who rates the shares at the equivalent of buy and owns none.

“Shaking things up for a company that's had some problems is probably somewhat of a good thing,” he said in a telephone interview. “Pushing for too much that would impair the company is not.”

•	Transocean Ltd. Confirms Receipt of Proposals from Carl Icahn

•	Transocean Receives Shareholder Proposal

•	Transocean's Next Challenge Is Gusher of Dissent
The Wall Street Journal
By Spencer Jakab
4 March 2013
Icahn Offers Transocean's Latest Challenge

Almost three years after the Deepwater Horizon accident shook Transocean Ltd., it has just about plugged the hole the episode punched in its finances.

On Monday, management will discuss the $3.96 a share in adjusted earnings for 2012 it reported Friday - a big improvement not only from the $1.52 from a year earlier but the $3.49 expected by analysts. Both figures exclude hefty one-time items, including those related to civil and criminal penalties stemming from the April 2010 tragedy.

The settlement of the federal litigation answered a nagging question about the company. But those participating in Monday's earnings call will be asking a new one: How will Transocean respond to corporate activist Carl Icahn?

With legal uncertainty reduced - Transocean still faces some smaller lawsuits as well as unrelated troubles in Brazil and Norway - Mr. Icahn has issues with how the company is deploying its cash.

A strong market for offshore drilling equipment and a $29.7 billion contract backlog could allow the company to repair its balance sheet and invest in new equipment in coming years.

Or it could, as Mr. Icahn insists, share the wealth and pay out $1.5 billion, or $4 a share, in dividends annually. It wouldn't be an outlandish sum: Transocean paid $3.16 a share over four quarters before halting dividends a year ago. But it would force management to change course and make tough choices.

Transocean might have to fund an increase in its dividend from borrowing this year. If analyst expectations are met for 2014 and beyond, the company may have more of a cushion - about $2 billion to $3 billion - available to distribute annually.

Shareholders seem to like the idea of a big payout, as well as the fact that federal charges for the Deepwater incident are now settled. The stock is up nearly 17% this year. It still has lagged behind the S&P 500 by over 70 percentage points since the accident.

But the issue is about more than instant or delayed gratification. Opting to pay no dividend, or a more modest one, would allow Transocean to cushion itself against the next downturn in a notoriously cyclical business. And having extra cash could spell survival if Transocean ever finds itself stuck in deep water again.

•	Transocean Ltd. Announces 2013 Annual General Meeting; Recommends Dividend of $2.24 per share; Names Director Nominees

WEBPAGE BOILERPLATE:

Important Additional Information

Transocean Ltd. ("Transocean") has filed a definitive proxy statement with the Securities and Exchange Commission in connection with the solicitation of proxies for its 2013 annual general meeting. Shareholders are strongly advised to read Transocean's 2013 definitive proxy statement because it contains important information.

Information on this website contains forward-looking statements. Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance.

For additional information about Transocean's solicitation of proxies for the 2013 annual meeting, forward-looking statements and other legal information, please read Legal Disclaimers.

LEGAL DISCLAIMERS:

Legal Disclaimers

For Display AFTER filing of definitive proxy statement.

Transocean Ltd. (“Transocean”) has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2013 annual general meeting. Shareholders are strongly advised to read Transocean's 2013 definitive proxy statement (including any amendments or supplements thereto) because it contains important information. Shareholders will be able to obtain copies of Transocean's 2013 definitive proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Transocean with the SEC in connection with its 2013 annual general meeting for no charge at the SEC's website at www.sec.gov. If you have any questions or would like to obtain proxy materials, please contact Innisfree M&A Incorporated, the proxy solicitor assisting Transocean in connection with its 2013 annual general meeting. Shareholders may call toll-free at (877) 456-3507.

Forward Looking Statements

Statements included on this website including, but not limited to, those regarding the proposed dividend, the company's capital allocation strategy, value-creating objectives and sustainability of potential future distributions, are forward-looking statements that involve certain assumptions and uncertainties. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, Transocean's results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in “Risk Factors” in the company's most recently filed Annual Report on Form 10-K, and elsewhere in Transocean's filings with the SEC. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those expressed or implied by such forward-looking statements. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Third Party Information

This website contains or refers to news, commentary and other information relating to Transocean by persons or companies that are not affiliated with Transocean. The author and source of all third party information and the date of its publication are clearly and prominently identified. Transocean has neither sought nor obtained permission to use or quote such third party information.

Transcript of J. Michael Talbert video message appearing on the Company's website www.transoceanvalue.com:

•	Hello, my name's Mike Talbert, I'm the Chairman of the Board of Transocean and I want to thank you for joining me today.

•
As you all know, Transocean has a long and successful history as the world's leading offshore driller. We have many industry firsts to our credit - a real testament to the technological innovation and creativity of our employees, and the trust that our customers place in us. And we have done it using a balanced approach to capital allocation - disciplined, high-return reinvestment in our world class fleet, maintaining a flexible, resilient balance sheet as characterized by an investment grade rating on our debt, and returning excess cash through distributions to our shareholders and share repurchases.

•	The Board of Directors has worked in lock-step with the management team to establish and work towards achieving important strategic objectives that generate value for all of our shareholders.

•
We actively pursue a high-spec-focused asset strategy to build on Transocean's long-held leadership position, and we continue to profitably strengthen our industry-leading position in high-spec drilling rigs - we've added five new rigs over the past two years, will be delivering four more in the next year and we recently agreed to build four high capability drillships to firm 10-year contracts for Shell with delivery beginning in 2015. These Shell contracts provide about $7.6 billion in long-dated backlog.

•
This is a highly cyclical business with unique challenges - and requires careful, conscientious management through the industry cycles. Even in the context of the unprecedented challenges associated with Macondo, we still invested in the business and have gradually improved operations and financial results. And, after the partial settlement with the Department of Justice is removed significant uncertainty, we have proposed the reinstatement of a dividend of $2.24 per share. This proposal is entirely consistent with our capital allocation strategy

•
I believe that it is important for you, our shareholders, to understand how critical capital allocation decisions - like the dividend we are recommending - are made at the Company. But first, a bit of background…

•	I am very privileged to Chair a world class Board of Directors. They are independent, diverse, thoughtful, experienced, and truly committed to delivering the best for our shareholders. Many of our Board members have very deep industry experience, and all have unique viewpoints that benefit the management team as they consider these very important decisions.

•
My long experience in the exploration & production business made it clear to me that the technological future of the drilling industry was in deepwater - and so, when I joined Transocean, I supported an increased focus on investing in the technology and the fleet that has made us the leader in deepwater drilling. My colleagues on the Board - key past and current decision makers from some of the leading companies in the world including Baker Hughes, Chevron, Shell, Kinder Morgan and Schlumberger helped make all this happen.

•
My job as Chairman is to make sure every director's perspective is heard - and to try to maintain the right level of interaction needed to make the difficult decisions. Our board is quite diverse - both in where they come from and the experiences they have had. But, to me, the most important thing is that they are truly independent of both the company, and each other, in the decision making process. This environment of open and collegial debate from varied perspectives has been critical in helping us make the difficult and complex decisions we have often been faced with.

•
The dividend proposal of $2.24 per share - approximately $800 million in total - was determined after weighing many important factors. Including: the improving state of our operations, the strong market for our services, the strength of our balance sheet and the need to reinvest in our business, the partial settlement with the Department of Justice and the views of our shareholders. Additionally, our $2.24 per share proposal establishes a baseline for sustainable return of capital to our shareholders with the potential for increases as business conditions warrant.

•
The Board is completely aligned around this decision. We believe it gives us the financial flexibility needed to continue to build the company for the future. And with nearly half of our net income being paid out in the form of a dividend, based on analysts' 2013 estimates, the yield it provides to our shareholders would be among the highest in the industry. Given the remaining uncertainties and the need to reinvest in our business, a higher dividend at this point in time simply wouldn't be prudent.

•	Shareholders should feel confident that this decision was made with in-depth analysis, very thoughtful debate, and a true commitment from our Board to deliver long term value to our shareholders.

•	We look forward to continuing to execute our strategy, taking advantage of opportunities to reinvest in our fleet and expand operations, and continuing our track record of success.

•	I thank you for your time today.

Transcript of Steven L. Newman video message appearing on the Company's website www.transoceanvalue.com:

•	Thank you so much for joining me today.

•
Two months after I became CEO, Transocean experienced a tragic and transformational event - the Macondo well incident - and our company, and the industry, has had to adapt to a new world. The operating environment has changed, with drilling rigs and equipment being scrutinized by ourselves, our customers, and regulators more than ever before. This “zero tolerance” environment underpins our strategy to continuously upgrade the world's largest fleet of high-spec rigs, repositioning the company to compete for the long term.  Our focus on high-grading the fleet has enabled Transocean to emerge from Macondo a stronger company positioned to capitalize on positive market dynamics.

•
With the ongoing guidance, direction and support of a highly qualified and engaged Board of Directors, Transocean has weathered unprecedented challenges and emerged a much stronger company overall. We defined and implemented a series of strategic imperatives intended to improve our operational and financial performance and, while there is still much work to be done, we have made significant and tangible progress towards our goals.

•	In 2012, among other achievements, we:

•	Increased revenue efficiency to 93% from around 91% in 2011;

•	We increased utilization by 9% to 78%;

•	Significantly improved adjusted earnings and cash flow from operations; and

•	Captured $16.8 billion in contract backlog.

•
In addition to these operational improvements, we continued to execute our asset strategy and strengthened our industry-leading position in high-spec assets through the addition of five new rigs over the past two years. We are also investing in four contract-backed, state-of-the-art, ultra-deepwater drillships, which added over $7.5 billion in backlog, and we currently have two ultra-deepwater drillships and three high-spec jackups under construction. Market conditions remain strong and we see additional opportunities for similar, value-enhancing investments.

•
Another component of our asset strategy has been to reduce our exposure to low-spec, commodity assets, which we have done through the divestiture of 56 non-core assets over the past two years, including the sale of a 38 rig package to Shelf Drilling and the divestiture of an additional 18 rigs in single-asset transactions. These actions have helped dramatically transform our fleet to better compete for the long term.

•
These accomplishments, in conjunction with our investments to improve our fleet and our strategy to enhance our margins, uniquely position Transocean to deliver additional value to our shareholders going forward, and, together with our substantial backlog, provide the foundation necessary to support this future growth.

•
I am also pleased to say that our operational and recent litigation successes have permitted us to propose a dividend of $2.24 per share, which we believe maximizes long-term value creation, and importantly, establishes a basis that is sustainable and supports future dividend increases as remaining uncertainties associated with Macondo, the Frade field incident in Brazil, and tax litigation in Norway, diminish. Our goal is to increase this distribution going forward as business conditions permit.

•
This proposal is consistent with our history of returning cash to shareholders. Including this proposed dividend, since 2000 Transocean will have returned approximately $21 billion to shareholders through distributions and share repurchases.

•
It is important to point out that shareholder value is driven by the proper balance of financial flexibility, capital investment and return of capital, and all of our decisions - both operationally and financially - are made with this in mind. Our disciplined strategy balances the distribution of excess capital with the imperative to continue to invest in our fleet and maintain a strong, flexible and resilient balance sheet as characterized by having an investment grade rating on our debt.

•
Going forward, our strategic objectives remain the same: to capitalize on favorable industry trends through a well-positioned and highly capable portfolio of assets, to continue to enhance operational performance, and to advance our asset strategy in order to maximize value for all shareholders.

•	Thank you so much for your time and your support and I urge you to vote the Company's WHITE proxy card in favor of our proposals at the upcoming Annual General Meeting

•	I look forward to speaking with you again soon.

Transcript of Martin B. McNamara video message appearing on the Company's website www.transoceanvalue.com:

•
Hello, everyone and thank you for joining me today. My name is Marty McNamara, and I am chair of the Transocean corporate governance committee, which also serves as our director nominating committee. At our last 2 annual general meetings of shareholders we have nominated and our shareholders have elected 6 new directors, and this year we have nominated a 7th new director, Fred Curado, who is standing for election at our annual general meeting to be held in May of this year.

•	With respect to each person we have nominated, we have gone through a very careful process that takes many months of work.

•
Every year our committee and board, consulting with management, assess the experience, backgrounds, skills and performance of our directors, and determine specific individual changes or additions to be made, always seeking directors who provide all of the following:

•	Demonstrated independence, both under NYSE standards and in terms of being free from any prior commitments or influences that might undermine their ability to think independently.

•	They should also have the highest professional and personal integrity, ethics and values,

•	As well as tested judgment, deep experience and professional accomplishment in their own careers prior to Transocean's board.

•	They should have specific skills, backgrounds and experience that are directly relevant to Transocean's business, and of course,

•
A commitment to invest significant time and effort to understand the company's worldwide business, including its customers, assets, finances, operations, and, very importantly, our senior management, succession candidates and our diverse worldwide workforce.

•	We have emphasized the nomination of directors who contribute to the diversity of our board so that our board reflects the international and diverse nature of our business, workforce and customers.

•
Once we've done our annual assessment of our board performance and needs, we conduct a search using a major, independent international search firm. The outside search firm provides worldwide resources and experience to help us identify and compare the best possible candidates who might be available and fit Transocean's needs.

•
As the list of prospects becomes more focused in this process, our governance committee and board members - along with legal counsel and other outside experts - meet directly with candidates, traveling as necessary to accomplish these meetings face-to-face.

•	Only after this months-long process and careful consideration of the results does our committee and board recommend nominees to our shareholders.

•	All of our board members are completely independent, other than Steven Newman, our Chief Executive Officer. Our nominee Fred Curado will also be fully independent if he is elected.

•
The independence of our directors and the continuing renewal and refreshment of our board, helps to give us a very dynamic and open board environment. In order to make the Board function at its best, this refreshment with new faces and ideas must be complemented with Board members possessing strong institutional knowledge of Transocean and its history - without which the company may be exposed to certain risks and lose the benefit of “lessons learned” during these directors' time on the Board. We believe having all views and questions addressed openly in a dynamic board that is diverse but not divided, and that is both balanced and continually renewed - protects the interests of all shareholders.

•	We are committed to having new thinking and people on our board, and we believe the 6 new directors we have added, and our proposed addition of Fred Curado at the upcoming AGM, show that.

•
Fred Curado has an excellent track record as the current CEO of Embraer, which is a major and growing manufacturer of aircraft, with worldwide operations. Embraer is headquartered in Brazil, a key market for Transocean. He would contribute to our key focus and board oversight responsibilities regarding the quality, safety and environmental and health best practices of Transocean's worldwide operations. We firmly believe Fred's training as an aeronautical engineer and successful experience as the chief executive leading Embraer's worldwide business will contribute importantly to our Board.

•
Looking at the 6 other new directors as a group, we have added substantial bench strength and future leadership with respect to our audit and finance responsibilities plus relevant senior leadership experience in international oil and gas and oilfield services operations. At the same time, we have enhanced the diversity of our board. Looking at those six people:

•	Glyn Barker brings experience as Vice Chairman - UK managing international business and development for PricewaterhouseCoopers, one of one of the leading worldwide audit firms.

•
Vanessa Chang has senior management experience from another leading audit firm, KPMG Peat Marwick, as well as her experience as current chair of the audit committee of another major NYSE-listed company in the energy sector.

•	Steve Lucas brings fresh and extensive experience in senior financial management positions with National Grid and with British Gas.

•
Chad Deaton has broad and deep industry experience, including his experience as chairman and recently-retired chief executive of Baker Hughes, one of the industry's largest worldwide oilfield services companies.

•	Jeet Bindra adds his wide senior management experience and expertise earned in various senior positions during his career throughout the operations and worldwide energy business of Chevron.

•	Tan Ek Kia similarly adds deep senior management experience in Royal Dutch/Shell's international energy business, and Ek Kia has particularly deep experience in Asia Pacific.

•
Looking at the longer-serving nominees who are up for re-election, they have worked closely with current management to develop and implement the strategic imperatives against which the company is successfully executing. They have also stood up to difficult conditions in this cyclical industry, including Macondo.

•	Our Board is a balanced combination of people who bring new thinking and those with some critical history, institutional knowledge and tested experience with Transocean and its business.

•
We believe that balance of diverse backgrounds, expertise and independence - independence both from management and from anyone else who may have an individual agenda - is essential to a Board that can deliver performance and long-term value for all of our shareholders while renewing and advancing the board on a thoughtful continuing basis and also preserving the company's core values. With this in mind, I urge you to vote the Company's WHITE proxy card in favor of all of our director nominees and other proposals at the upcoming Annual General Meeting.

•	Thank you very much for your time.

•
Hello, everyone and thank you for joining me today. My name is Marty McNamara, and I am chair of the Transocean corporate governance committee, which also serves as our director nominating committee. At our last 2 annual general meetings of shareholders we have nominated and our shareholders have elected 6 new directors, and this year we have nominated a 7th new director, Fred Curado, who is standing for election at our annual general meeting to be held in May of this year.

•	With respect to each person we have nominated, we have gone through a very careful process that takes many months of work.

•
Every year our committee and board, consulting with management, assess the experience, backgrounds, skills and performance of our directors, and determine specific individual changes or additions to be made, always seeking directors who provide all of the following:

•	Demonstrated independence, both under NYSE standards and in terms of being free from any prior commitments or influences that might undermine their ability to think independently.

•	They should also have the highest professional and personal integrity, ethics and values,

•	As well as tested judgment, deep experience and professional accomplishment in their own careers prior to Transocean's board.

•	They should have specific skills, backgrounds and experience that are directly relevant to Transocean's business, and of course,

•
A commitment to invest significant time and effort to understand the company's worldwide business, including its customers, assets, finances, operations, and, very importantly, our senior management, succession candidates and our diverse worldwide workforce.

•	We have emphasized the nomination of directors who contribute to the diversity of our board so that our board reflects the international and diverse nature of our business, workforce and customers.

•
Once we've done our annual assessment of our board performance and needs, we conduct a search using a major, independent international search firm. The outside search firm provides worldwide resources and experience to help us identify and compare the best possible candidates who might be available and fit Transocean's needs.

•
As the list of prospects becomes more focused in this process, our governance committee and board members - along with legal counsel and other outside experts - meet directly with candidates, traveling as necessary to accomplish these meetings face-to-face.

•	Only after this months-long process and careful consideration of the results does our committee and board recommend nominees to our shareholders.

•	All of our board members are completely independent, other than Steven Newman, our Chief Executive Officer. Our nominee Fred Curado will also be fully independent if he is elected

•
The independence of our directors and the continuing renewal and refreshment of our board, helps to give us a very dynamic and open board environment. In order to make the Board function at its best, this refreshment with new faces and ideas must be complemented with Board members possessing strong institutional knowledge of Transocean and its history - without which the company may be exposed to certain risks and lose the benefit of “lessons learned” during these directors' time on the Board. We believe having all views and questions addressed openly in a dynamic board that is diverse but not divided, and that is both balanced and continually renewed - protects the interests of all shareholders.

•	We are committed to having new thinking and people on our board, and we believe the 6 new directors we have added, and our proposed addition of Fred Curado at the upcoming AGM, show that.

•
Fred Curado has an excellent track record as the current CEO of Embraer, which is a major and growing manufacturer of aircraft, with worldwide operations. Embraer is headquartered in Brazil, a key market for Transocean. He would contribute to our key focus and board oversight responsibilities regarding the quality, safety and environmental and health best practices of Transocean's worldwide operations. We firmly believe Fred's training as an aeronautical engineer and successful experience as the chief executive leading Embraer's worldwide business will contribute importantly to our Board.

•
Looking at the 6 other new directors as a group, we have added substantial bench strength and future leadership with respect to our audit and finance responsibilities plus relevant senior leadership experience in international oil and gas and oilfield services operations. At the same time, we have enhanced the diversity of our board. Looking at those six people:

•	Glyn Barker brings experience as Vice Chairman - UK managing international business and development for PricewaterhouseCoopers, one of one of the leading worldwide audit firms.

•
Vanessa Chang has senior management experience from another leading audit firm, KPMG Peat Marwick, as well as her experience as current chair of the audit committee of another major NYSE-listed company in the energy sector.

•	Steve Lucas brings fresh and extensive experience in senior financial management positions with National Grid and with British Gas.

•
Chad Deaton has broad and deep industry experience, including his experience as chairman and recently-retired chief executive of Baker Hughes, one of the industry's largest worldwide oilfield services companies.

•	Jeet Bindra adds his wide senior management experience and expertise earned in various senior positions during his career throughout the operations and worldwide energy business of Chevron.

•	Tan Ek Kia similarly adds deep senior management experience in Royal Dutch/Shell's international energy business, and Ek Kia has particularly deep experience in Asia Pacific.

•
Looking at the longer-serving nominees who are up for re-election, they have worked closely with current management to develop and implement the strategic imperatives against which the company is successfully executing. They have also stood up to difficult conditions in this cyclical industry, including Macondo.

•	Our Board is a balanced combination of people who bring new thinking and those with some critical history, institutional knowledge and tested experience with Transocean and its business.

•
We believe that balance of diverse backgrounds, expertise and independence - independence both from management and from anyone else who may have an individual agenda - is essential to a Board that can deliver performance and long-term value for all of our shareholders while renewing and advancing the board on a thoughtful continuing basis and also preserving the company's core values. With this in mind, I urge you to vote the Company's WHITE proxy card in favor of all of our director nominees and other proposals at the upcoming Annual General Meeting.

•	Thank you very much for your time.

Transcript of Esa T. Ikaheimonen video message appearing on the Company's website www.transoceanvalue.com:

•	Hello everyone. I'm Esa Ikaheimonen, Transocean's CFO, and I will be taking a couple minutes to discuss our Board's decision to propose a $2.24 per share dividend in this year's proxy.

•
As you all know, we are committed to maximizing long-term shareholder value. We strongly believe this is best achieved by maintaining a flexible and resilient balance sheet, characterized by an investment grade-rating for our debt. We are equally certain that disciplined, high-return investments and returning excess capital to shareholders serve the same value creation purpose.

•
Given the cyclical and asset-intensive nature of the offshore drilling industry, maintaining financial flexibility and uninterrupted access to low-cost capital is essential. This is why we need to maintain an investment grade balance sheet.

•
We continue to invest in our business to remain competitive now and in the future. This is an asset business and maintaining and continuously upgrading the world's most capable fleet of high-spec floaters is a top priority. Most investors and equity analysts agree with this goal. And remember, this strategy has really delivered value for shareholders. In the past decade we have returned approximately $21 billion to shareholders in the form of dividends and share repurchases. Looking ahead, our Board's intent is to continue to return capital to shareholders with the goal of increasing the distribution as long as business conditions remain supportive.

•
Based on my own experience with Transocean, but also with a key competitor, I know that this industry is subject to many peaks and lows - and that a disciplined capital allocation strategy serves shareholders the best over the long term and through the cycles.

•
A very important point to understand about our dividend proposal is that it allows us to provide our shareholders with one of the highest implied yields in the industry while continuing to invest in the fleet and responsibly protecting the company from the unique uncertainties we face.

•	We believe that a further increase in the dividend at this stage would negatively affect our long term ability to operate and compete effectively in this cyclical and capital-intensive industry.

•
Our debt paydown strategy will strengthen our balance sheet and facilitate continued progress towards achieving our debt and liquidity targets. With more than $12 billion of debt, we simply must work to bring our liabilities down.

•
High-grading our fleet is absolutely necessary for us to maintain our industry-leading position. The profitable addition of new, state-of-the-art drilling rigs is essential to the long-term competitiveness of the company and represents a primary source of growth in earnings and cash flow. Our proposed dividend and our commitment to maintain financial flexibility allows us to continue executing this asset strategy, and anyone arguing against fleet investment and highgrading simply does not understand how our business - and industry - works. Any other approach would simply cannibalize our future.

•
To conclude, we believe our proposed dividend will generate value in the long-term. It establishes an appropriate level of return to begin with and allows long-term value creation through sustainability and distribution growth. The proposed level of return is the right one, also in the context of remaining uncertainties.

•
I have worked in this industry for quite a while, and I have learned that a disciplined and balanced capital allocation strategy is the cornerstone of maximizing value for all shareholders. With this in mind, I urge you to vote using the Company's WHITE proxy card in line with our Board's recommendations at the upcoming Annual General Meeting.

•	Thank you for your time and we appreciate your support.